Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 9, 2009, with respect to the consolidated financial statements and internal control over financial reporting of SWS Group, Inc. appearing in the 2009 Annual Report of SWS Group, Inc. to its shareholders and with respect to the schedule included in the Annual Report on Form 10-K for the year ended June 26, 2009 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Dallas, Texas

October 16, 2009